        As filed with the Securities and Exchange Commission on October 22, 1998
                                                      Registration No. _________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 -------------
                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -------------
                    STEWART INFORMATION SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                 74-1677330
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

     1980 POST OAK BOULEVARD                            77056
          HOUSTON, TEXAS                              (Zip Code)
(Address of Principal Executive Offices)
                                 -------------
                    STEWART INFORMATION SERVICES CORPORATION
                     1999 SALARY DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                   MAX CRISP
               VICE PRESIDENT - FINANCE, SECRETARY AND TREASURER
                    STEWART INFORMATION SERVICES CORPORATION
                            1980 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056
                                 (713) 625-8100
     (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -------------
                                  COPY TO:
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151
                           ATTENTION:  JOHN A. WATSON
                                 -------------
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                          Proposed           Proposed maximum
      Title of securities to         Amount           maximum offering      aggregate offering        Amount of
           be registered        to be registered      price per share              price           registration fee
---------------------------------------------------------------------------------------------------------------------
       Deferred Compensation
          Obligations(1)           $6,000,000               100%               $6,000,000(2)            $1,770
=====================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Stewart Information Services Corporation to pay deferred compensation in the future in accordance with the terms of the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan.
(2)      Estimated solely for the purpose of determining the registration fee.

================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 Stewart Information Services Corporation, a Delaware corporation (the "Company"), hereby incorporates by reference in this Registration Statement the following documents:

                 1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                 2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the fiscal year ended December 31, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, is hereby deemed to be incorporated by reference in this Registration Statement and a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Under the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan(the "Plan"), the Registrant will provide eligible employees, as specified therein, the opportunity to enter into agreements for the deferral of a specified amount or percentage of their cash compensation derived from base salary, commisions and incentive bonus awards. The Registrant will enter into a trust agreement with a trustee under an irrevocable trust (the "Trust"), the amounts allocated to which and the earnings thereon shall be used to satisfy the obligations of the Company under such agreements (the "Obligations"). The Trust will be a "grantor trust" for state and federal income tax purposes, and the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company.

         The amount of compensation to be deferred by each participating eligible employee (individually, a "Participant" and collectively, the "Participants") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date or dates selected by each Participant at the time of enrollment. The Obligations will be indexed to three or more investment funds determined by an administrative committee (the "Committee") appointed by the Board of Directors to administer the Plan, and such investment funds may vary from time to time. A Participant may select his or her investment options for new deferrals or contributions once per calendar quarter to become effective as of the first day of the following quarter. Each Participant's Obligation will be adjusted to reflect the positive or negative investment result of the selected investment option.

         A Participant's right or the right of any other person to the Obligations is not subject to option nor assignable by voluntary or involuntary assignment or by operation of law, including without limitation through bankruptcy, garnishment, attachment or other creditor's process.

         The Obligations are not subject to redemption, in whole or in part, prior to termination of employment, death or disability of a Participant or the distribution dates specified by such Participant without application to the Committee, in which case a 10% penalty will be assessed. The Registrant reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant's account under the Plan without the Participant's written consent.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The financial statements and schedules of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this Registration Statement have been audited by: KPMG Peat Marwick LLP; Doshier, Pickens & Francis, P.C.; Jim S. Walker; Fancher & Company; M. Timothy O'Roark; Grant Bennett Accountants; Aaronson, White & Company; Edgar, Kiker & Cross, L.L.P.; Wilkerson & Arthur, P.C.; Jesus Yepez; Gratzer, Clem & Company, P.C.; Williams & Pearcy, P.C.; Flusche, Van Beveren, Kilgore P.C.; and Ginny Sanders May, independent accountants, to the extent indicated in their reports thereon also incorporated by reference herein. Such financial statements and schedules have been incorporated by reference herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The validity of the Obligations registered hereby will be passed upon by Fulbright & Jaworski L.L.P., counsel to the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Eleventh of the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such directors as a director; provided, however, that such article will not eliminate or limit liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the "GCL"), or
(iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent allowed under the GCL. If a director were to breach such duty in performing his duties as a director, neither the Company nor the stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, Article Fourteenth may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction until after it has been completed. In such a situation, it is possible that the stockholders and the Company would not have an effective remedy against the directors.

         Section 145 of the General Corporation Law of the State of Delaware empowers the Company to, and the By-Laws of the Company provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

         Delaware corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy providing coverage for each director and officer in his capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

        4.1 Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan.
        4.2 Stewart Information Services Corporation 1999 Salary Deferred Compensation Trust Agreement.
        5.1 Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities being registered.
       23.1      Consents of independent accountants.
       23.2      Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
                 5.1 hereto).
       24.1      Power of attorney (contained on page II-4 hereof).

ITEM 9. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Max Crisp and Tannie L. Pizzitola, Jr., and each of them, to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes or all of them may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 21st day of October, 1998.

                               STEWART INFORMATION SERVICES CORPORATION


                               By             MAX CRISP
                                              Max Crisp
                               Vice President - Finance, Secretary and Treasurer

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on the 21st day of October, 1999.

                        Signature                                                   Title
                        ---------                                                   -----
                      CARLOSS MORRIS                              Co-Chief Executive Officer and Chairman of
                      Carloss Morris                               the Board (Principal Executive Officer)

                      STEWART MORRIS                              Co-Chief Executive Officer, President and
                      Stewart Morris                                Director (Principal Executive Officer)

                        MAX CRISP                                    Vice President - Finance, Secretary,
                        Max Crisp                                Treasurer and Director (Principal Financial
                                                                  Officer and Principal Accounting Officer)

                                                                                   Director
 -------------------------------------------------------
                  Lloyd M. Bentsen, III

                                                                                   Director
 -------------------------------------------------------
                     E. Douglas Hodo

                      NITA B. HANKS                                                Director
                      Nita B. Hanks

                                                                                   Director
 -------------------------------------------------------
                      Paul W. Hobby

                      C.M. HUDSPETH                                                Director
                      C.M. Hudspeth

                                                                                   Director
 -------------------------------------------------------
                     W. Arthur Porter

                               INDEX TO EXHIBITS

Exhibit
Number                                           Description
------                                           -----------
  4.1             Form of Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan.
  4.2             Form of Stewart Information Services Corporation 1999 Salary Deferred Compensation Trust Agreement.
  5.1             Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities being registered.
  23.1            Consents of independent accountants.
  23.2            Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto).
  24.1            Power of attorney (contained on page II-4 hereof).